Exhibit 99.1

Newell Rubbermaid Announces Strong First Quarter Results
» 4.7% Core Sales Growth and Normalized EPS of $0.36
» 4.1% Net Sales Growth and Reported EPS of $0.20
» Affirms 2015 Full Year Guidance
» Expands Project Renewal to Capture Incremental $150 Million Savings by 2017

First Quarter Executive Summary

»    4.7 percent core sales growth, excluding foreign currency and the net impact of acquisitions and planned divestitures; 4.1 percent net sales growth including a 490 basis point net contribution from acquisitions and planned divestitures

» 38.8 percent normalized gross margin, a 50 basis point improvement compared to the prior year; 38.6 percent reported gross margin, a 100 basis point improvement compared to the prior year

»    12.1 percent normalized operating margin, a 90 basis point improvement compared to the prior year; 7.8 percent reported operating margin, an 80 basis point decline compared to prior year attributable to increased restructuring costs

»  $0.36 normalized EPS compared to $0.34 in the prior year, a 5.9 percent increase despite an $0.08 negative impact from foreign exchange and a comparison with the prior year which included $0.04 in discrete tax rate benefits; $0.20 reported EPS compared to $0.19 in the prior year, a 5.3 percent increase

» Repurchased 1.9 million shares at a cost of $73.6 million

»    Expanded Project Renewal by an incremental $150 million to capture an incremental $150 million in annualized overhead savings by the end of 2017; cumulative annualized savings over total Project Renewal now anticipated at $620 to $675 million

» Announced intention to divest Rubbermaid medical cart business (solutions for optimization of nurse work flow in hospitals)

ATLANTA, May 1, 2015 - Newell Rubbermaid (NYSE: NWL) announced its first quarter 2015 financial results today.

“We’ve had a strong start to the year with first quarter core sales growth of 4.7 percent and normalized earnings per share growth of 5.9 percent,” said Michael Polk, President and Chief Executive Officer. “Our Win Bigger businesses of Writing, Commercial Products and Tools grew over seven percent as a result of strong innovation, increased advertising investment and great sales execution. All five global business segments grew core sales, including North American core sales growth of five percent and net sales growth of over eleven percent, our best result in many years.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

“The Growth Game Plan is accelerating,” continued Polk. “We are creating advantaged brand development and innovation capabilities backed with category leading marketing investment that is transforming Newell Rubbermaid into a growth leader in our industry. These investments have been enabled by our drive to make Newell leaner and more efficient and when coupled with actions to strengthen our portfolio are yielding both growth acceleration and margin expansion. There is more opportunity ahead. Today we announced a new commitment to deliver incremental annualized overhead savings of $150 million by the end of 2017. A significant portion of these incremental savings will be invested back into the business for further growth acceleration with the balance flowing through to earnings. That is the Growth Game Plan into action.”

First Quarter 2015 Operating Results

Net sales in the first quarter were $1.26 billion compared with $1.21 billion in the prior year. Core sales grew 4.7 percent, excluding a 490 basis point net contribution from acquisitions and planned divestitures and a 550 basis point negative impact from foreign currency.

Reported gross margin was 38.6 percent, a 100 basis point improvement versus prior year.

Normalized gross margin was 38.8 percent, a 50 basis point improvement versus prior year, as benefits from productivity, commodity deflation and pricing more than offset the negative impacts of foreign currency and mix from acquisitions.

First quarter reported operating margin was 7.8 percent and operating income was $98.2 million, compared with 8.6 percent and $104.7 million, respectively, in the prior year.

Normalized operating margin of 12.1 percent was a 90 basis point improvement compared with the prior year, despite a 50 basis point increase in advertising and promotion. Normalized operating income was $152.6 million compared with $135.4 million in the prior year.

The reported tax rate for the quarter was 27.9 percent compared with a 3.0 percent benefit in the prior year. The normalized tax rate was 27.2 percent compared with 18.3 percent in the prior year.

Normalized net income was $97.0 million, compared with $97.8 million in the prior year. Normalized diluted earnings per share were $0.36, an increase of 5.9 percent versus $0.34 in the prior year. The improvement in normalized diluted earnings per share was attributable to increased core sales, gross margin expansion, contribution from acquisitions and the positive impact of fewer outstanding shares, which more than offset a significant increase in advertising and promotion support, negative foreign currency impacts, a higher tax rate and increased interest expense related to borrowing in support of last year’s acquisitions.

Reported diluted earnings per share were $0.20, compared with $0.19 per diluted share in the prior year. Reported net income was $54.1 million, compared with $52.9 million in the prior year. In addition to the factors cited in the explanation of normalized diluted earnings per share, reported diluted earnings per share were negatively impacted by higher incremental restructuring and other project costs of $22.5 million in 2015, and favorably impacted by the absence of a 2014 $38.7 million charge associated with the devaluation of the Venezuelan bolivar.

Operating cash flow was a use of $154.3 million compared with a use of $92.1 million in the prior year period, as the company made a voluntary $70.0 million contribution to its U.S. pension plan during the first quarter of 2015.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

First Quarter 2015 Operating Segment Results

Writing net sales for the first quarter were $341.8 million, a 1.8 percent decline compared to prior year, driven by a negative foreign currency impact of 10.8 percent. Writing core sales increased 9.0 percent, reflecting very strong growth in North America and Latin America attributable to increased advertising and promotion support, excellent innovation and pricing. Normalized operating income was $83.0 million compared with $76.1 million in the prior year. Normalized operating margin was 24.3 percent compared with 21.9 percent in the prior year as a result of pricing, strong productivity and disciplined cost management which more than offset significant negative foreign currency impacts and increased advertising and promotion spending.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Home Solutions net sales were $364.5 million, a 15.2 percent increase compared to the prior year. Core sales increased 0.9 percent, attributable to strong growth in Rubbermaid Food Storage and Décor, partially offset by continued contraction of the lower margin Rubbermaid Consumer Storage business and the absence of prior year new customer pipeline fill on Calphalon. Normalized operating income was $38.6 million versus $26.8 million in the prior year. Normalized operating margin expanded by 210 basis points to 10.6 percent of sales as a result of the positive mix effect of Rubbermaid Food Storage and input cost deflation on resin, partially offset by the impact of negative foreign currency.

Tools net sales were $180.4 million, a 3.9 percent decline compared to the prior year driven by a negative foreign currency impact of 7.1 percent. Core sales grew 3.2 percent reflecting robust growth in North America, EMEA and Latin America attributable to strong innovation, distribution gains on the core portfolio and pricing. Normalized operating income was $22.2 million versus $21.4 million in the prior year. Normalized operating margin was 12.3 percent of sales compared with 11.4 percent of sales in the prior year. The improvement in operating margin was primarily driven by pricing and disciplined overhead management, partially offset by the impact of negative foreign currency.

Commercial Products net sales were $185.2 million, a 1.4 percent increase compared to the prior year. Core sales, which exclude the Rubbermaid medical cart business, increased 9.0 percent attributable to strong innovation, increased marketing support and pricing in North America and Asia. Normalized operating income was $17.6 million compared to $13.8 million in the prior year. Normalized operating margin was 9.5 percent of sales, compared with 7.6 percent of sales in the prior year. The increase in operating margin reflects the benefits of productivity, pricing and input cost deflation on resin, partially offset by an increase in marketing spending and the impact of negative foreign currency.

Baby & Parenting net sales were $192.1 million, a 7.1 percent increase compared to the prior year. Core sales grew 0.8 percent driven by high single digit growth in North American compared with the prior year period, which was impacted by the Graco recall, and the stabilization of the Japanese business, partially offset by softness in Europe. Normalized operating income was $12.3 million compared to $16.4 million in the prior year. Normalized operating margin was 6.4 percent of sales compared with 9.1 percent of sales in the prior year. The decrease in normalized operating margin was due to increased advertising and promotion spending in support of innovation and the impact of negative foreign currency.

Strategic Changes

The company announced its decision to pursue the sale of its Rubbermaid medical cart business. The planned divestiture of this business will further the company’s progress toward creating a faster growing, higher margin and more focused portfolio, enabling accelerated performance.

2015 Full Year Outlook

Newell Rubbermaid reiterated its 2015 full year core sales growth and normalized EPS guidance metrics as follows:

Core sales growth	3.5% to 4.5%
Currency impact	(4.5%) to (5.5%)
Impact of acquisitions, net of planned divestitures	4.0% to 5.0%
Net sales growth	3.0% to 4.0%
Normalized EPS	$2.10 to $2.18

The company now expects foreign exchange to have a negative impact of about $0.35 to $0.37 per diluted share on normalized EPS in 2015, $0.04 worse than the previous outlook provided, driven by the stronger U.S. dollar to most currencies.

The 2015 normalized EPS guidance range excludes between $100 and $140 million of Project Renewal restructuring and other project costs, discontinued operations and costs associated with the Graco recall. (A reconciliation of “expected reported” results to “normalized” results is included in the appendix.)

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Cumulative costs of Project Renewal are expected to be $690 to $725 million pretax, with cash costs of $645 to $675 million. Project Renewal is expected to generate annualized cost savings of approximately $620 to $675 million by the end of 2017. The majority of these savings will be reinvested in new capabilities and incremental brand building investment for accelerated growth in the company’s home markets and the geographic deployment of its Win Bigger portfolio into the faster growing emerging markets. The company is currently on track to realize annualized cost savings from the first two phases of Project Renewal of approximately $270 to $325 million by the middle of 2015.

Conference Call
The company’s first quarter 2015 earnings conference call will be held today, May 1, 2015, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s Web site under Quarterly Earnings.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned or completed divestitures and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts, with the difference in these two amounts being the impact on core sales related to foreign currency, and the difference between the change in as reported sales and the change in core sales related to foreign currency reported as the currency impact.  The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition and integration of acquired businesses, advisory costs for process transformation and optimization initiatives, dedicated personnel costs related to transformation initiatives under Project Renewal, asset devaluations resulting from the adoption and continued use of the SICAD I Venezuelan Bolivar exchange rate and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company also uses core sales, normalized gross margin and normalized earnings per share as the three performance criteria in its management cash bonus plan.
The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.
While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2014 sales of $5.7 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Contigo®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica®, Baby Jogger® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell	Nicole Quinlan
Vice President, Investor Relations	Senior Manager, Global Communications
(770) 418-7723	(770) 418-7251

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and other project costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, product recalls, expected benefits and financial results from recently completed acquisitions and planned divestitures and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power and consolidation of our retail customers; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; product liability, product recalls or regulatory actions; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; the potential inability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to complete planned acquisitions and divestitures; our ability to realize the expected benefits and financial results from our recently acquired businesses and planned divestitures; and those factors listed in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended March 31,
			YOY
	2015	2014	% Change

Net sales	$1,264.0	$1,214.3	4.1%
Cost of products sold	776.5	757.3

GROSS MARGIN	487.5	457.0	6.7%
% of sales	38.6%	37.6%

Selling, general & administrative expenses	362.0	340.3	6.4%
% of sales	28.6%	28.0%

Restructuring costs	27.3	12.0
OPERATING INCOME	98.2	104.7	(6.2)%
% of sales	7.8%	8.6%

Nonoperating expenses:
Interest expense, net	19.2	14.4
Other expense, net	0.1	40.0
	19.3	54.4	(64.5)%

INCOME BEFORE INCOME TAXES	78.9	50.3	56.9%
% of sales	6.2%	4.1%

Income taxes	22.0	(1.5)	NMF
Effective rate	27.9%	NMF

NET INCOME FROM CONTINUING OPERATIONS	56.9	51.8	9.8%
% of sales	4.5%	4.3%

(Loss) income from discontinued operations, net of tax	(2.8)	1.1

NET INCOME	$54.1	$52.9	2.3%
	4.3%	4.4%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.21	$0.18
(Loss) income from discontinued operations	$(0.01)	$—
Net income	$0.20	$0.19

Diluted
Income from continuing operations	$0.21	$0.18
(Loss) income from discontinued operations	$(0.01)	$—
Net income	$0.20	$0.19

AVERAGE SHARES OUTSTANDING:
Basic	270.5	280.9
Diluted	272.7	283.8

NMF - Not meaningful

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	March 31,	March 31,
Assets:	2015	2014

Cash and cash equivalents	$215.4	$136.8
Accounts receivable, net	1,053.2	973.1
Inventories, net	852.3	801.3
Deferred income taxes	134.4	121.3
Prepaid expenses and other	179.2	198.8

Total Current Assets	2,434.5	2,231.3

Property, plant and equipment, net	563.3	541.3
Goodwill	2,474.6	2,362.0
Other intangible assets, net	877.2	606.5
Other assets	259.2	252.8

Total Assets	$6,608.8	$5,993.9

Liabilities and Stockholders' Equity:

Accounts payable	$615.6	$542.8
Accrued compensation	99.8	99.6
Other accrued liabilities	599.9	590.9
Short-term debt	733.9	318.7
Current portion of long-term debt	6.5	0.8

Total Current Liabilities	2,055.7	1,552.8

Long-term debt	2,094.1	1,666.7
Deferred income taxes	223.8	154.0
Other noncurrent liabilities	536.2	546.9

Stockholders' Equity - Parent	1,695.5	2,070.0
Stockholders' Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders' Equity	1,699.0	2,073.5

Total Liabilities and Stockholders' Equity	$6,608.8	$5,993.9

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2015	2014
Operating Activities:
Net income	$54.1	$52.9
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	42.2	38.1
Net (gain) loss from sale of discontinued operations, including impairments	—	(2.2)
Non-cash restructuring costs	—	1.0
Deferred income taxes	17.9	14.6
Stock-based compensation expense	6.8	7.0
Other, net	5.5	45.0
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	170.0	130.5
Inventories	(164.8)	(115.8)
Accounts payable	(38.7)	(16.1)
Accrued liabilities and other	(247.3)	(247.1)
Net cash used in operating activities	$(154.3)	$(92.1)

Investing Activities:
Proceeds from sale of discontinued operations and noncurrent assets	$4.0	$—
Acquisitions and acquisition-related activity	(2.0)	—
Capital expenditures	(50.9)	(31.9)
Other	(0.2)	(0.3)
Net cash used in investing activities	$(49.1)	$(32.2)

Financing Activities:
Net short-term borrowings	$343.4	$144.9
Repurchase and retirement of shares of common stock	(73.6)	(44.4)
Cash dividends	(53.2)	(42.9)
Excess tax benefits related to stock-based compensation	15.2	5.6
Other stock-based compensation activity, net	(13.6)	10.7
Net cash provided by financing activities	$218.2	$73.9

Currency rate effect on cash and cash equivalents	$1.2	$(39.1)

Increase (decrease) in cash and cash equivalents	$16.0	$(89.5)
Cash and cash equivalents at beginning of period	199.4	226.3
Cash and cash equivalents at end of period	$215.4	$136.8

Newell Rubbermaid Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2015					2014
		Reconciliation (1,2,3,4)					Reconciliation (1,2)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q1:
Writing	$341.8	$82.4	$0.6	$83.0	24.3%	$348.2	$76.1	$—	$76.1	21.9%	$(6.4)	(1.8)%	$6.9	9.1%
Home Solutions	364.5	38.5	0.1	38.6	10.6%	316.4	26.8	—	26.8	8.5%	48.1	15.2%	11.8	44.0%
Tools	180.4	22.2	—	22.2	12.3%	187.8	21.4	—	21.4	11.4%	(7.4)	(3.9)%	0.8	3.7%
Commercial Products	185.2	17.0	0.6	17.6	9.5%	182.6	13.8	—	13.8	7.6%	2.6	1.4%	3.8	27.5%
Baby & Parenting	192.1	0.5	11.8	12.3	6.4%	179.3	5.4	11.0	16.4	9.1%	12.8	7.1%	(4.1)	(25.0)%
Restructuring Costs	—	(27.3)	27.3	—		—	(12.0)	12.0	—		—		—
Corporate	—	(35.1)	14.0	(21.1)		—	(26.8)	7.7	(19.1)		—		(2.0)	(10.5)%
Total	$1,264.0	$98.2	$54.4	$152.6	12.1%	$1,214.3	$104.7	$30.7	$135.4	11.2%	$49.7	4.1%	$17.2	12.7%

(1) Excluded items include project-related costs and restructuring costs associated with Project Renewal. Project-related costs of $14.9 million and restructuring costs of $27.3 million incurred during 2015 relate to Project Renewal. For 2014, project-related costs of $7.7 million and restructuring costs of $12.0 million relate to Project Renewal.

(2) Baby & Parenting normalized operating income for 2015 and 2014 excludes charges of $10.2 and $11.0 million, respectively, relating to the Graco product recall.

(3) Writing normalized operating income for 2015 excludes $0.3 million of cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(4) Home Solutions normalized operating income for 2015 excludes $0.1 million of acquisition and integration costs associated with the acquisitions of Ignite Holdings, LLC and bubba brands, and Baby & Parenting normalized operating income for 2015 excludes $1.6 million of costs associated with the acquisition of Baby Jogger.

Newell Rubbermaid Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended March 31, 2015
	GAAP Measure		Project Renewal Costs (2)				Inventory charge from the	Acquisition		Non-GAAP Measure
		Product recall	Advisory	Personnel	Other	Restructuring	devaluation of the Venezuelan	and integration	Discontinued operations	Normal-	Percentage
	Reported	costs (1)	Costs	Costs	Costs	Costs	Bolivar (3)	costs (4)	(5)	ized*	of Sales

Cost of products sold	$776.5	$—	$—	$(0.2)	$(1.0)	$—	$(0.3)	$(1.5)	$—	$773.5	61.2%
Gross margin	$487.5	$—	$—	$0.2	$1.0	$—	$0.3	$1.5	$—	$490.5	38.8%
Selling, general & administrative expenses	$362.0	$(10.2)	$(10.6)	$(2.3)	$(0.8)	$—	$—	$(0.2)	$—	$337.9	26.7%
Operating income	$98.2	$10.2	$10.6	$2.5	$1.8	$27.3	$0.3	$1.7	$—	$152.6	12.1%
Income before income taxes	$78.9	$10.2	$10.6	$2.5	$1.8	$27.3	$0.3	$1.7	$—	$133.3
Income taxes (6)	$22.0	$3.3	$3.4	$0.8	$0.6	$5.5	$0.1	$0.6	$—	$36.3
Net income from continuing operations	$56.9	$6.9	$7.2	$1.7	$1.2	$21.8	$0.2	$1.1	$—	$97.0
Net income	$54.1	$6.9	$7.2	$1.7	$1.2	$21.8	$0.2	$1.1	$2.8	$97.0
Diluted earnings per share**	$0.20	$0.03	$0.03	$0.01	$—	$0.08	$—	$—	$0.01	$0.36

	Three Months Ended March 31, 2014
	GAAP Measure		Restructuring and	Charge result-ing from the		Non-GAAP Measure
		Product recall	restructuring-related	devaluation of the Venezuelan	Discontinued operations	Normal-	Percentage
	Reported	costs (1)	costs (2)	Bolivar (7)	(5)	ized*	of Sales

Cost of products sold	$757.3	$(8.6)	$—	$—	$—	$748.7	61.7%
Gross margin	$457.0	$8.6	$—	$—	$—	$465.6	38.3%
Selling, general & administrative expenses	$340.3	$(2.4)	$(7.7)	$—	$—	$330.2	27.2%
Operating income	$104.7	$11.0	$19.7	$—	$—	$135.4	11.2%
Nonoperating expenses	$54.4	$—	$—	$(38.7)	$—	$15.7
Income before income taxes	$50.3	$11.0	$19.7	$38.7	$—	$119.7
Income taxes (6)	$(1.5)	$4.0	$5.5	$13.9	$—	$21.9
Net income from continuing operations	$51.8	$7.0	$14.2	$24.8	$—	$97.8
Net income	$52.9	$7.0	$14.2	$24.8	$(1.1)	$97.8
Diluted earnings per share**	$0.19	$0.02	$0.05	$0.09	$—	$0.34
*Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) During the three months ended March 31, 2015 and 2014, the Company recognized costs of $10.2 million and $11.0 million, respectively, associated with the Graco product recall.

(2) Costs associated with Project Renewal during the three months ended March 31, 2015 include $14.9 million of project-related costs and $27.3 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Restructuring and restructuring-related costs during the three months ended March 31, 2014 include $7.7 million of organizational change implementation and restructuring-related costs and $12.0 million of restructuring costs incurred in connection with Project Renewal.

(3) During the three months ended March 31, 2015, the Company recognized an increase of $0.3 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(4) During the three months ended March 31, 2015, the Company incurred $1.7 million of acquisition and integration costs associated with the acquisitions of Ignite Holdings, bubba brands and Baby Jogger.

(5) During the three months ended March 31, 2015 and 2014, the Company recognized net losses of $2.8 million and net income of $1.1 million, respectively, in discontinued operations, which primarily relates to the results of operations of Endicia and certain Culinary businesses.

(6) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

(7) During the three months ended March 31, 2014, the Company recognized foreign exchange losses of $38.7 million resulting from the devaluation of the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

Newell Rubbermaid Inc.
Three Months Ended March 31, 2015
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)
					Less				Less			Inc. (Dec.)		Year-Over-Year Increase (Decrease)
			Increase		Planned Divest-	Less Acquis-	2015 Core		Planned Divest-	2014	Constant Currency	Excl. Planned Divest. &	Currency	Exclud-ing	Includ-ing	Currency	Acquisit-	Planned Divest-	Core Sales
	2015	2014	(Decrease)	2015	itures	itions	Sales	2014	itures	Core Sales	Inc. (Dec.)	Acquisitions	Impact	Currency	Currency	Impact	ions	itures	Growth (1)

Writing	$341.8	$348.2	$(6.4)	$369.4	$—	$—	$369.4	$339.0	$—	$339.0	$30.4	$30.4	$(36.8)	9.0%	(1.8)%	(10.8)%	—%	—%	9.0%
Home Solutions	364.5	316.4	48.1	367.6	—	48.4	319.2	316.3	—	316.3	51.3	2.9	(3.2)	16.2%	15.2%	(1.0)%	15.3%	—%	0.9%
Tools	180.4	187.8	(7.4)	192.8	—	—	192.8	186.8	—	186.8	6.0	6.0	(13.4)	3.2%	(3.9)%	(7.1)%	—%	—%	3.2%
Commercial Products	185.2	182.6	2.6	189.5	9.8	—	179.7	181.5	16.6	164.9	8.0	14.8	(5.4)	4.4%	1.4%	(3.0)%	—%	(4.6)%	9.0%
Baby & Parenting	192.1	179.3	12.8	197.5	—	18.2	179.3	177.9	—	177.9	19.6	1.4	(6.8)	11.0%	7.1%	(3.9)%	10.2%	—%	0.8%

Total Company	$1,264.0	$1,214.3	$49.7	$1,316.8	$9.8	$66.6	$1,240.4	$1,201.5	$16.6	$1,184.9	$115.3	$55.5	$(65.6)	9.6%	4.1%	(5.5)%	5.5%	(0.6)%	4.7%

Win Bigger Businesses Core Sales Growth (2)	$707.4	$718.6	$(11.2)	$751.7	$9.8	$—	$741.9	$707.3	$16.6	$690.7	$44.4	$51.2	$(55.6)	6.3%	(1.6)%	(7.9)%	—%	(1.1)%	7.4%

By Geography

United States	$917.2	$813.5	$103.7	$917.2	$9.4	$66.6	$841.2	$813.5	$15.7	$797.8	$103.7	$43.4	$—	12.7%	12.7%	—%	8.2%	(0.9)%	5.4%
Canada	46.2	53.1	(6.9)	51.6	0.4	—	51.2	53.0	0.9	52.1	(1.4)	(0.9)	(5.5)	(2.6)%	(13.0)%	(10.4)%	—%	(0.9)%	(1.7)%
Total North America	963.4	866.6	96.8	968.8	9.8	66.6	892.4	866.5	16.6	849.9	102.3	42.5	(5.5)	11.8%	11.2%	(0.6)%	7.7%	(0.9)%	5.0%

Europe, Middle East and Africa	127.6	163.9	(36.3)	150.5	—	—	150.5	158.8	—	158.8	(8.3)	(8.3)	(28.0)	(5.2)%	(22.1)%	(16.9)%	—%	—%	(5.2)%
Latin America	89.4	92.0	(2.6)	106.8	—	—	106.8	85.1	—	85.1	21.7	21.7	(24.3)	25.5%	(2.8)%	(28.3)%	—%	—%	25.5%
Asia Pacific	83.6	91.8	(8.2)	90.7	—	—	90.7	91.1	—	91.1	(0.4)	(0.4)	(7.8)	(0.4)%	(8.9)%	(8.5)%	—%	—%	(0.4)%
Total International	300.6	347.7	(47.1)	348.0	—	—	348.0	335.0	—	335.0	13.0	13.0	(60.1)	3.9%	(13.5)%	(17.4)%	—%	—%	3.9%

Total Company	$1,264.0	$1,214.3	$49.7	$1,316.8	$9.8	$66.6	$1,240.4	$1,201.5	$16.6	$1,184.9	$115.3	$55.5	$(65.6)	9.6%	4.1%	(5.5)%	5.5%	(0.6)%	4.7%

(1) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2014, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and planned divestitures.

(2) Win Bigger businesses include Writing, Tools, and Commercial Products segments.

Newell Rubbermaid Inc.
Reconciliation of Normalized EPS Guidance
Year Ending December 31, 2015

Year Ending
December 31, 2015
Diluted earnings per share	$1.63 to $1.81
Graco product recall	$0.03
Restructuring and other Project Renewal costs	$0.26 to $0.40
Acquisition and integration costs	$0.01
Discontinued operations	$ - to $(0.01)
Normalized earnings per share	$2.00 to $2.18